Exhibit 99.3

SAKS INCORPORATED ANNOUNCES FEBRUARY COMPARABLE STORE SALES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (March 2, 2006)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the four weeks ended February 25, 2006 compared to the four weeks ended February 26, 2005, total Company comparable store sales decreased 6.4% and total sales decreased 17.2%. By segment, comparable store sales decreased 6.1% for SDSG and decreased 6.7% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the four weeks ended February 25, 2006 compared to the four weeks ended February 26, 2005, owned sales were:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
SDSG	$190.9	$249.0	(23.3)%	(6.1)%
SFAE	171.0	188.2	(9.2)%	(6.7)%

Total	$361.9	$437.2	(17.2)%	(6.4)%

February comparable store sales were negatively affected by several factors. Both SDSG and SFAE had less clearance merchandise in February 2006 than one year ago. At SDSG, “Community Days,” a major promotional event at the Northern Department Store Group which typically occurs in February, was moved into March this year. At SFAE, a store-wide merchandise clearance event which typically takes place in February was accelerated into January this year.

Merchandise categories with the best sales performances for SDSG in February were outerwear, furniture, men’s furnishings, and shoes. Categories with the softest sales performances for SDSG in February were women’s moderate sportswear, women’s petite sportswear, and junior’s apparel. Categories with the best sales performances for SFAE in February were handbags, fragrances, men’s contemporary sportswear, and women’s designer apparel. Categories with the softest performances for SFAE in February were women’s bridge apparel, women’s large size apparel, men’s clothing, and shoes.

The Company completed the sale of its SDSG Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005. Therefore, Proffitt’s/McRae’s sales are included in prior year sales and excluded from current year sales.

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Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 55 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates its Saks Department Store Group (SDSG) with 39 Parisian stores; 142 Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store stores (collectively known as the Northern Department Store Group or “NDSG”); and 57 Club Libby Lu specialty stores.

On October 31, 2005, the Company announced it had reached an agreement to sell NDSG to The Bon-Ton Stores, Inc. for $1.185 billion. The transaction is expected to close by March 13, 2006. On January 9, 2006, the Company announced it is exploring strategic alternatives for Parisian.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; the effects of the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005; the ability of The Bon-Ton Stores, Inc. to obtain financing to complete its purchase of the Company’s NDSG business; and the success of the Company’s exploration of strategic alternatives for its Parisian business. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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